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                                                                   Exhibit 12.1


                                 ANADIGICS, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001 AND SEPTEMBER 28, 2002
        AND THE YEARS ENDED DECEMBER 31, 1997, 1998, 1999, 2000 AND 2001
                          (in thousands, except ratios)


                                               Year Ended December 31                               Nine Months Ended
                                          -------------------------------------------------   ---------------------------
                                                                                              September 29, September 28,
                                            1997          1998      1999      2000    2001         2001       2002
                                          -------------------------------------------------   ---------------------------
Fixed Charges:
Interest and amortization of debt
 issuance costs                           $    155   $     79  $    369   $    300 $    627    $    138    $  4,171
Portion of rental expense representing
 interest                                      547      1,049     1,177      1,277    1,320         982         950
Total fixed charges                            702      1,128     1,546      1,577    1,947       1,120       5,121

Earnings:
Earnings (loss) before income taxes
 and cumulative effect of accounting
 change                                     20,768    (16,733)    3,398     28,596  (82,782)    (58,048)    (40,892)
Total earnings plus fixed charges           21,470    (15,605)    4,944     30,173  (80,835)    (56,928)    (35,771)

Ratio of earnings to fixed charges(1)         30.6x         -       3.2x      19.1x       -           -           -
                                          ========   ========  ========   ======== ========    ========    ========




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(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and cumulative effect of accounting change plus fixed charges.
Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest.
Earnings, as defined, were not sufficient to cover fixed charges by $15.6 million and $80.8 million for the years ended December 31, 1998 and December 31, 2001, respectively. Earnings, as defined, were not sufficient to cover fixed charges by $56.9 million and $35.8 million for the nine months ended September 29, 2001 and September 28, 2002, respectively.